EXHIBIT (15) LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

Board of Directors and Shareholders

Park-Ohio Holdings Corp.

      We are aware of the incorporation by reference in the following Registration Statements of Park-Ohio Holdings Corp for the registration of its common stock of our report dated May 9, 2005 relating to the unaudited condensed consolidated interim financial statements of Park-Ohio Holdings Corp., which are included in its Form 10-Q for the quarter ended March 31, 2005.

		Shares
Registration Statement	Description	Registered

Form S-8 (33-01047)	Individual Account Retirement Plan	1,500,000
Form S-8 (333-58161)	1998 Long-Term Incentive Plan	550,000
Form S-8 (333-110536)	1998 Long-Term Incentive Plan	1,100,000

/s/ Ernst & Young LLP

Cleveland, Ohio

May 9, 2005